Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (No. 333-142232) on Amendment No. 1 to Form S-1 of CardioVascular BioTherapeutics, Inc. (the “Company”) of our report dated April 12, 2007, except for Note 2, as to which the date is May 18, 2007, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” and in such Prospectus.

/s/ SINGER LEWAK GREENBAUM GOLDSTEIN LLP

Los Angeles, California

June 21, 2007